Exhibit 99.1

Contacts:
Third Wave Technologies                     Vida Communication
Rod Hise                                    Stephanie Diaz (investors)
(608) 663-4010                              (415) 885-2298

                                            Tim Brons (media)
                                            (646) 319-8981

For Immediate Release

               THIRD WAVE REPORTS SECOND-QUARTER FINANCIAL RESULTS
           Growing molecular diagnostic account penetration, revenue
                         demonstrate marked improvement

      MADISON, Wis., July 27, 2005--Third Wave Technologies Inc. (Nasdaq: TWTI) today reported financial results for the second quarter ended June 30, 2005.

      Third Wave reported total revenue of $5.8 million and a net loss of $5.5 million, or ($0.13) a diluted share, for the quarter ended June 30, 2005, compared to total revenue of $12.6 million and a net loss of $106,000, or ($0.00) a diluted share, for the same period of 2004.

      The company reported clinical molecular diagnostic revenue of $4.3 million for the second quarter of 2005. Second-quarter total clinical revenue increased 38% from the prior quarter and 25% from the prior-year period. The company previously indicated that research revenue would be markedly lower; it declined by $8.0 million during the second quarter of 2005 from the same period of 2004. Despite the expected research revenue decrease, the company continued to make significant strides in its clinical molecular diagnostics business.

      Total revenue for the six-month period ended June 30, 2005, was $12.9 million with a net loss of $9.9 million, or ($0.24) a share, compared to total revenue of $27.9 million and net income of $2.7 million, or $0.07 a share, for the same period of 2004.

      Third Wave reported gross margins of 69% for the quarter ended June 30, 2005. Gross margins were approximately 70% for the sixth consecutive quarter despite an $8-million decline in research revenue during the quarter. Total operating expenses were $11.5 million for the second quarter of 2005, compared to $13.4 million for the same period of 2004. Total operating expenses for the six-month period ended June 30, 2005, were $23.1 million, compared to $25.2 million for the same period of 2004. General and administrative costs were higher due to patent litigation the company is prosecuting; selling and marketing expense was higher due to the expansion of the company's sales organization.

      The company ended the second quarter of 2005 with cash, cash equivalents, and short-term investments of $61.5 million.

      "Third Wave's clinical molecular diagnostic results and strong account penetration in the second quarter are a clear demonstration of the increasing traction we are seeing in the molecular diagnostic market," said John Puisis, president and chief executive officer of Third Wave. "Molecular diagnostic revenue grew nicely and we secured an unprecedented 26 customer wins during the quarter--including 13 incremental, new accounts--an important indicator of the quality of our products and of our future prospects.

      "The company also achieved significant milestones in our efforts to build a broad, valuable molecular diagnostic pipeline," Mr. Puisis said. "Our submission of the Invader(R) UGT1A1 test to the FDA is the company's first. This product is strategically important as we position the company to capture opportunities in the emerging and potentially high-value pharmacogenetics market."

Current Product Review

Genetics: Factor V Leiden, Factor II (prothrombin) and others

      Third Wave's menu of Invader(R) analyte-specific reagents (ASRs) for Factor V Leiden, Factor II (prothrombin) and others generated $2.8 million in the second quarter of 2005, compared to $2.1 million in the prior quarter and in the same period of 2004. The company secured three new accounts for these ASRs during the second quarter, including Emory Healthcare. Third Wave remains on track to submit its Factor V Leiden and Factor II (prothrombin) products to the FDA this fall for clearance.

Genetics: CFTR

      Third Wave's Invader(R) ASRs that enable laboratories to develop tests for cystic fibrosis gene detection (CFTR) generated $0.8 million in the quarter ended June 30, 2005, compared to $0.5 in the prior quarter and in the same period of 2004. Customer response to the company's new CFTR InPlex ASRs, which were released in April, continues to be favorable. The company added nine new CFTR accounts during the second quarter, bringing its CFTR account penetration total to 32. Second-quarter customer wins include Dartmouth-Hitchcock Medical Center, Mills-Peninsula Health Services, and Adena Health System.

Infectious Disease: HCV

      Third Wave's Invader(R) HCV ASRs, released during the second quarter of 2004, generated $0.3 million during the second quarter ended June 30, 2005, compared to $0.1 million in the prior quarter. The company nearly doubled its HCV market penetration during the quarter, adding 14 new HCV accounts and bringing its total of HCV accounts to 31. These new accounts include Detroit Medical Center and Morton Plant Health Care.

Oncology/Women's Health: HPV

      Third Wave continued its early-access rollout of Invader(R) ASRs for use by laboratories to develop tests for HPV. The number of clinical laboratories conducting on-site evaluations of the company's HPV ASRs is growing, continuing to increase the company's confidence that HPV will add significant value for Third Wave.

Molecular Diagnostic Product Pipeline Update

      Third Wave achieved a major milestone with its submission to the FDA of the Invader(R) UGT1A1 test. Third Wave's UGT1A1 product is designed to detect select polymorphisms associated with adverse reactions to Pfizer's chemotherapy drug, Camptosar. Pfizer recently relabeled Camptosar to include dosage recommendations based on a patient's pharmacogenetic profile.

      The UGT1A1 product will be the first of many anticipated molecular diagnostic-drug therapy pairings and is a part of the company's strategic plan to capture valuable opportunities as the pharmacogenetics market emerges. The company is developing other new pharmacogenetic products, including several new products in the CYP450 gene family.

      Due to favorable customer response to the CFTR InPlex ASRs and the opportunity to expand penetration in this market more broadly, Third Wave anticipates submitting a CFTR InPlex product to the FDA this fall for clearance. The company also expects to submit Factor V Leiden and Factor II (prothrombin) products to the FDA this fall for clearance, as it announced previously.

            Third Wave remains on track to meet the following 2005 product milestones:

      o The combination of the performance and flexibility of the Invader(R) chemistry with the sensitivity of a rudimentary form of polymerase chain reaction, or PCR, whose patents expired at the end of March. Third Wave believes Invader(R) Plus provides the most robust chemistry combination for customers, enabling them to perform complicated molecular testing more simply and quickly. The company plans to leverage this new, proprietary chemistry aggressively, with an initial focus on infectious disease, and expects to detail more specific plans for Invader(R) Plus during the second half of 2005.

      o The company continues to expect that it will release ASRs for laboratories to develop tests for the human herpes virus family, including herpes simplex viruses 1 and 2, cytomegalovirus, and the Varicella-Zoster and Epstein-Barr viruses, during the second half of 2005.

      o As part of its effort to further broaden its infectious disease product menu, the company has initiated development of a tuberculosis panel and a respiratory virus panel that could include influenza viruses A and B, and respiratory syncytial virus (RSV).

      o The company also continues to develop, test and enhance products that include HCV detection and viral load, and HIV detection as part of its infectious disease menu expansion. It will announce more specific plans for these valuable product opportunities during the second half of 2005.

      "Third Wave continues to demonstrate the fundamental, long-term value we are building for our shareholders, as we gain traction in the molecular
diagnostic  market  and  build-out  a  valuable  molecular   diagnostic  product
pipeline," Mr. Puisis said. "While the long-anticipated decline in research revenue may cloud the company's top-line story in the short term, our second-quarter results show that the investments we have made and will continue to make in molecular diagnostic product development and distribution are beginning to pay off. We are gaining more accounts and product wins. Most importantly, customers are acknowledging the progress we are making.

      "Our expectations are high, so we know we have more to accomplish," Mr. Puisis said, "but we are pleased to be well positioned for the opportunity in molecular diagnostics."

Conference Call & Webcast

      Company management will host a conference call on Wednesday, July 27, 2005, at 10 a.m. EDT to discuss second-quarter 2005 results and ongoing corporate activities. Domestic callers should dial (866) 770-7051 and international callers should dial (617) 213-8064. The access code for both domestic and international callers is 46102755. Please dial in five to 10 minutes prior to the start of conference call. A live webcast and a replay of the conference call will be available at www.twt.com. The conference call, webcast and replay are open to all interested parties.

About Third Wave Technologies

      Third Wave Technologies is a leader in the development and marketing of molecular diagnostics for a variety of DNA and RNA analysis applications, providing physicians and researchers with superior tools to diagnose and treat disease. Third Wave's Invader(R) chemistry provides the company's customers with exceptional performance, scalability, and ease of use. The company offers a number of clinical products based on its Invader(R) chemistry for genetic testing related to multiple disease areas. For more information about Third Wave and its products, please visit the company's website at www.twt.com.

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to the company's ability to bring new products to market as anticipated, the current regulatory environment in which the company sells its products, the market acceptance of those products, dependence on partners and customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at www.sec.gov. Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Third Wave's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.

                           --Financial Tables Follow--

                          Third Wave Technologies, Inc
                             Statement of Operations
                  (In thousands, except for per share amounts)
                                   (Unaudited)

                                                       Three Months Ended          Six Months Ended
                                                            June 30,                    June 30,
                                                       2005          2004          2005          2004
                                                     --------      --------      --------      --------
Revenues:
   Clinical Product                                  $  4,274      $  3,418      $  7,375      $  6,456
   Research Product                                     1,300         9,111         5,113        21,288
   License & royalty                                       90            55           183            95
   Grant                                                  108            48           227            69
                                                     --------      --------      --------      --------
                                                        5,772        12,632        12,898        27,908
                                                     --------      --------      --------      --------

Operating expenses:
   Cost of goods sold
     Product cost of goods sold                         1,313         3,152         2,852         6,751
     Intangible and long-term asset amortization          498           542           959         1,113
                                                     --------      --------      --------      --------
   Total cost of goods sold                             1,811         3,694         3,811         7,864

   Research and development                             2,040         3,027         4,506         5,700
   Selling and marketing                                3,182         2,696         6,546         5,321
   General and administrative                           4,268         3,212         8,047         5,570
   Impairment                                             203           759           203           759
                                                     --------      --------      --------      --------
                                                        9,693         9,694        19,302        17,350
                                                     --------      --------      --------      --------

Total operating expenses                               11,504        13,388        23,113        25,214
                                                     --------      --------      --------      --------

Income (loss) from operations                          (5,732)         (756)      (10,215)        2,694

Other income (expense):
   Interest income                                        393           143           740           270
   Interest expense                                       (95)          (59)         (184)         (116)
   Other                                                  (80)          566          (275)         (105)
                                                     --------      --------      --------      --------
                                                          218           650           281            49
                                                     --------      --------      --------      --------

Net income (loss)                                    ($ 5,514)     ($   106)     ($ 9,934)     $  2,743
                                                     ========      ========      ========      ========

Net loss per diluted share                           ($  0.13)     ($  0.00)     ($  0.24)     $   0.07

Weighted average diluted shares outstanding            41,088        40,325        41,105        41,875

                          Third Wave Technologies, Inc
                                 Balance Sheets
                                   (Unaudited)

                                                         June 30,   December 31,
                                                           2005         2004
                                                         --------   ------------
Assets:
   Cash, cash equivalents, and short-term investments    $61,493      $66,690
   Other current assets                                    6,449        7,281
   Equipment and leasehold improvements, net               5,251        5,971
   Intangible assets, net of amortization                  3,394        4,146
   Goodwill and indefinite lived intangible assets         1,497        1,497
   Other assets                                            1,924        2,483
                                                         -------      -------
     Total assets                                        $80,008      $88,068
                                                         =======      =======

Liabilities and shareholders' equity
   Accounts payable, accrued expenses and other          $17,010      $14,781
   liabilities
   Deferred revenue                                          480          384
   Debt                                                   11,018       10,168
   Shareholders' equity                                   51,500       62,735
                                                         -------      -------
     Total liabilities and shareholders' equity          $80,008      $88,068
                                                         =======      =======